Exhibit 2.2

                              CERTIFICATE OF MERGER



                  Stephen H. Wacknitz and Donald A. Pitcher certify that:

                  1. They are the President and Secretary, respectively, of Temecula Valley Bancorp Inc., a California corporation ("the Surviving Corporation").

                  2. The Surviving Corporation (which was prior to the effectiveness of the merger (the "Merger") contemplated in the Merger Agreement named Temecula Merger Corporation, a California corporation) and Temecula Valley Bancorp Inc., a Delaware corporation (collectively, the "Constituent Corporations") are the only parties to that certain Agreement and Plan of Merger executed on November 7, 2003 ("Merger Agreement").

                  3. The Merger Agreement has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 252(c) of the Delaware General Corporation Law.

                  4. The name of the Surviving Corporation is Temecula Valley Bancorp Inc., a California corporation.

                  5. The Articles of Incorporation of the Surviving Corporation are as set forth in the attached Merger Agreement ("Exhibit A") and filed herewith.

                  6. The executed Merger Agreement is on file at the principal offices of the Surviving Corporation located at 27710 Jefferson Avenue, Suite A100, Temecula, CA 92590.

                  7. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request, and without cost, to any shareholder of either of the Constituent Corporations.

                  8. The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any Constituent Corporation of the State of Delaware, as well as for enforcement of any obligation of the Surviving Corporation resulting from the Merger, including any suit or other proceeding to enforce the rights of any shareholder, as determined in appraisal proceedings pursuant to ss.262 of the Delaware General Corporation Law, and hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings and the address to which a copy of such process shall be mailed by the Secretary of State of the State of Delaware shall be:

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                                    Temecula Valley Bancorp Inc.
                                    27710 Jefferson Avenue, Suite A100
                                    Temecula, CA  92590
                                    Attn: President


Dated:   December 18, 2003                    /s/  STEPHEN H. WACKNITZ
                                              -------------------------------
                                              Stephen H. Wacknitz
                                              President



                                              /s/  DONALD A. PITCHER
                                              -------------------------------
                                              Donald A. Pitcher
                                              Secretary


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                                    EXHIBIT A


                                Merger Agreement